Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND

FULL-YEAR 2023 RESULTS

●	Fourth quarter comparable store sales growth of 3.4%, full-year increase of 7.9%
●	11% increase in fourth quarter diluted earnings per share to $9.26, full-year increase of 15% to $38.47
●	Completed previously announced Leadership Succession Plan

Springfield, MO, February 7, 2024 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its fourth quarter and full-year ended December 31, 2023.  The results represent 31 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

Brad Beckham, O’Reilly’s Chief Executive Officer (“CEO”), commented, “We are pleased to report another solid quarter, highlighted by a comparable store sales increase of 3.4%, on top of the very strong 9.0% comparable store sales increase Team O’Reilly delivered in the fourth quarter last year.  Our Team once again generated double-digit professional comparable store sales growth, while also successfully navigating the anticipated year-over-year pressure we experienced on the DIY side of our business, resulting from the extremely strong, weather-driven sales we produced in the fourth quarter of 2022.  In total, our comparable store sales performance exceeded our expectations for the quarter, driven by Team O’Reilly’s relentless focus on providing the highest levels of service in the industry.  We would like to express our appreciation to each of our over 90,000 Team Members for their unwavering commitment to going above and beyond for our customers each and every day.”

Sales for the fourth quarter ended December 31, 2023, increased $188 million, or 5%, to $3.83 billion from $3.64 billion for the same period one year ago.  Gross profit for the fourth quarter increased 6% to $1.97 billion (or 51.3% of sales) from $1.85 billion (or 50.9% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 7% to $1.25 billion (or 32.6% of sales) from $1.17 billion (or 32.2% of sales) for the same period one year ago.  Operating income for the fourth quarter increased 5% to $719 million (or 18.8% of sales) from $682 million (or 18.7% of sales) for the same period one year ago.

Net income for the fourth quarter ended December 31, 2023, increased $24 million, or 5%, to $553 million (or 14.4% of sales) from $529 million (or 14.5% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter increased 11% to $9.26 on 60 million shares versus $8.37 on 63 million shares for the same period one year ago.

Full-Year Financial Results

Mr. Beckham continued, “We delivered another year of exceptional, profitable growth, highlighted by a 7.9% increase in comparable store sales and a full-year diluted earnings per share increase of 15% to $38.47.  I would like to congratulate our entire Team for their 31st consecutive year of annual comparable store sales growth and record earnings.  2023 was also a very successful expansion year for our Company, with the successful opening of 186 new stores, the growth of our store and distribution footprint into Puerto Rico, and the opening of a large, modern distribution center in Guadalajara, Mexico.”

Sales for the year ended December 31, 2023, increased $1.40 billion, or 10%, to $15.81 billion from $14.41 billion for the same period one year ago.  Gross profit for the year ended December 31, 2023, increased 10% to $8.10 billion (or 51.3% of sales) from $7.38 billion (or 51.2% of sales) for the same period one year ago.  SG&A for the year ended December 31, 2023, increased 11% to $4.92 billion (or 31.1% of sales) from $4.43 billion (or 30.7% of sales) for the same period one year ago.  Operating income for the year ended December 31, 2023, increased 8% to $3.19 billion (or 20.2% of sales) from $2.95 billion (or 20.5% of sales) for the same period one year ago.

Net income for the year ended December 31, 2023, increased $174 million, or 8%, to $2.35 billion (or 14.8% of sales) from $2.17 billion (or 15.1% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2023, increased 15% to $38.47 on 61 million shares versus $33.44 on 65 million shares for the same period one year ago.

Mr. Beckham concluded, “Our success in 2023 is a testament to our Team’s hard work, and as we look forward to 2024, we remain absolutely confident in our Team’s ability to consistently execute our dual market strategy and provide the best customer service in the industry.  Our Team has repeatedly proven their ability to aggressively gain market share and profitably grow our business, and we are extremely excited to welcome our new Canadian Team Members to the O’Reilly family, with the closing of the Groupe Del Vasto acquisition in January.  O’Reilly’s experienced leadership is already working closely with our seasoned management team in Canada, and we look forward to capitalizing on the long-term profitable growth opportunities in our new markets as we extend our track record of profitable growth throughout North America.”

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, and sales to Team Members.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 3.4% for the fourth quarter ended December 31, 2023, on top of 9.0% for the same period one year ago.  Comparable store sales increased 7.9% for the year ended December 31, 2023, on top of 6.4% for the same period one year ago.

Share Repurchase Program

During the fourth quarter ended December 31, 2023, the Company repurchased 0.6 million shares of its common stock, at an average price per share of $922.86, for a total investment of $560 million.  During the year ended December 31, 2023, the Company repurchased 3.6 million shares of its common stock, at an average price per share of $883.13, for a total investment of $3.15 billion.  Excise tax on shares repurchased, assessed at one percent of the fair market value of net shares repurchased, was $28.8 million for the year ended December 31, 2023.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $967.63, for a total investment of $102 million.  The Company has repurchased a total of 94.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $247.16, for a total aggregate investment of $23.28 billion.  As of the date of this release, the Company had approximately $2.47 billion remaining under its current share repurchase authorizations.

Full-Year 2024 Guidance

The table below outlines the Company’s guidance for selected full-year 2024 financial data:

For the Year Ending
December 31, 2024
Net, new store openings	190 to 200
Comparable store sales	3.0% to 5.0%
Total revenue	$16.8 billion to $17.1 billion
Gross profit as a percentage of sales	51.0% to 51.5%
Operating income as a percentage of sales	19.7% to 20.2%
Effective income tax rate	22.6%
Diluted earnings per share (1)	$41.05 to $41.55
Net cash provided by operating activities	$2.7 billion to $3.1 billion
Capital expenditures	$900 million to $1.0 billion
Free cash flow (2)	$1.8 billion to $2.1 billion

The Company closed on its previously announced Canadian acquisition of Groupe Del Vasto in January of 2024.  The above consolidated guidance for selected full-year 2024 financial data includes preliminary estimates from the impact of the operations of our newly acquired Canadian business, which incorporates an estimated 25 basis point dilution to gross profit as a percentage of sales and an estimated 15 basis point dilution to operating income as a percentage of sales for the full year 2024.

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2024
Net cash provided by operating activities		$2,710	to	$3,120
Less:	Capital expenditures	900	to	1,000
	Excess tax benefit from share-based compensation payments	10	to	20
Free cash flow		$1,800	to	$2,100

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation, and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Completion of Leadership Succession Plan

O’Reilly completed its previously announced Leadership Succession Plan on January 31, 2024, with the retirement of O’Reilly’s CEO Greg Johnson, and the simultaneous promotions of Brad Beckham to the role of CEO and Brent Kirby to the role of President.  In addition, on February 1, 2024, the Company’s Board of Directors (the “Board”) nominated Greg Johnson to serve on O’Reilly’s Board, to be voted upon by the Company’s shareholders at O’Reilly’s Annual Shareholders’ Meeting, which will be held in May of 2024.  Mr. Johnson is being nominated to replace the Board seat currently held by Jay Burchfield, who is expected to retire from the Board at the end of his current director term in May, consistent with the Board’s mandatory retirement age policy.

Greg Henslee, O’Reilly’s Chairman of the Board, commented, “On behalf of the Board, I would once again like to express our sincere appreciation to Greg for his 41 years of dedicated service to O’Reilly, as well as reiterate our confidence in the Company’s future under the leadership of Brad and Brent, who are both very well respected and proven leaders with O’Reilly.  I would also like to take this opportunity to thank Jay Burchfield for his guidance as the Company’s Lead Director and congratulate him on his upcoming Board retirement.  Finally, I would like to relay our excitement with Greg Johnson’s acceptance to be a nominee to our Board; his vast experience and industry knowledge will be a tremendous asset to our Board in the future.”

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 8, 2024, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (888) 506-0062 and the conference call identification number is 116638.  A replay of the conference call will be available on the Company’s website through Friday, February 7, 2025.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment, and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities, and other programs.  As of December 31, 2023, the Company operated 6,157 stores across 48 U.S. states, Puerto Rico, and Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend,” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues, and future performance.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties, and assumptions, including, but not limited to, the economy in general; inflation; consumer debt levels; product demand; a public health crisis; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; damage, failure or interruption of information technology systems, including information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2022, and subsequent Securities and Exchange Commission filings, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor Relations Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

Media Contact
Sonya Cox (417) 829-5709

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2023	December 31, 2022
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$279,132	$108,583
Accounts receivable, net	375,049	343,155
Amounts receivable from suppliers	140,443	127,019
Inventory	4,658,367	4,359,126
Other current assets	105,311	110,376
Total current assets	5,558,302	5,048,259

Property and equipment, at cost	8,312,367	7,438,065
Less: accumulated depreciation and amortization	3,275,387	3,014,024
Net property and equipment	5,036,980	4,424,041

Operating lease, right-of-use assets	2,200,554	2,112,267
Goodwill	897,696	884,445
Other assets, net	179,463	158,967
Total assets	$13,872,995	$12,627,979

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$6,091,700	$5,881,157
Self-insurance reserves	128,548	138,926
Accrued payroll	138,122	126,888
Accrued benefits and withholdings	174,650	166,433
Income taxes payable	7,860	—
Current portion of operating lease liabilities	389,536	366,721
Other current liabilities	730,937	383,692
Total current liabilities	7,661,353	7,063,817

Long-term debt	5,570,125	4,371,653
Operating lease liabilities, less current portion	1,881,344	1,806,656
Deferred income taxes	295,471	245,347
Other liabilities	203,980	201,258

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
59,072,792 as of December 31, 2023, and
62,353,221 as of December 31, 2022	591	624
Additional paid-in capital	1,352,275	1,311,488
Retained deficit	(3,131,532)	(2,375,860)
Accumulated other comprehensive income	39,388	2,996
Total shareholders’ deficit	(1,739,278)	(1,060,752)

Total liabilities and shareholders’ deficit	$13,872,995	$12,627,979

Note:  The balance sheet at December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$3,832,015	$3,644,493	$15,812,250	$14,409,860
Cost of goods sold, including warehouse and distribution expenses	1,864,586	1,790,539	7,707,447	7,028,154
Gross profit	1,967,429	1,853,954	8,104,803	7,381,706

Selling, general and administrative expenses	1,248,693	1,171,737	4,918,427	4,427,215
Operating income	718,736	682,217	3,186,376	2,954,491

Other income (expense):
Interest expense	(56,148)	(42,331)	(201,668)	(157,720)
Interest income	1,980	2,136	4,900	4,763
Other, net	6,963	4,225	15,142	(2,879)
Total other expense	(47,205)	(35,970)	(181,626)	(155,836)

Income before income taxes	671,531	646,247	3,004,750	2,798,655
Provision for income taxes	119,027	117,675	658,169	626,005
Net income	$552,504	$528,572	$2,346,581	$2,172,650

Earnings per share-basic:
Earnings per share	$9.33	$8.45	$38.80	$33.75
Weighted-average common shares outstanding – basic	59,200	62,577	60,475	64,372

Earnings per share-assuming dilution:
Earnings per share	$9.26	$8.37	$38.47	$33.44
Weighted-average common shares outstanding – assuming dilution	59,673	63,160	60,998	64,962

Note:  The income statement for the year ended December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2023	2022
	(Unaudited)	(Note)
Operating activities:
Net income	$2,346,581	$2,172,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	409,061	357,933
Amortization of debt discount and issuance costs	4,954	4,704
Deferred income taxes	48,232	69,575
Share-based compensation programs	27,511	26,458
Other	2,116	885
Changes in operating assets and liabilities:
Accounts receivable	(35,539)	(75,859)
Inventory	(288,323)	(669,046)
Accounts payable	207,061	1,184,858
Income taxes payable	33,889	151,063
Other	278,541	(74,971)
Net cash provided by operating activities	3,034,084	3,148,250

Investing activities:
Purchases of property and equipment	(1,006,264)	(563,342)
Proceeds from sale of property and equipment	17,689	14,803
Investment in tax credit equity investments	(4,150)	(188,282)
Other	(3,211)	(3,164)
Net cash used in investing activities	(995,936)	(739,985)

Financing activities:
Proceeds from borrowings on revolving credit facility	3,227,000	785,800
Payments on revolving credit facility	(3,227,000)	(785,800)
Net proceeds from commercial paper	746,789	—
Proceeds from the issuance of long-term debt	749,655	847,314
Principal payments on long-term debt	(300,000)	(300,000)
Payment of debt issuance costs	(4,989)	(6,591)
Repurchases of common stock	(3,151,155)	(3,282,265)
Net proceeds from issuance of common stock	91,316	79,356
Other	(354)	(350)
Net cash used in financing activities	(1,868,738)	(2,662,536)

Effect of exchange rate changes on cash	1,139	741
Net increase (decrease) in cash and cash equivalents	170,549	(253,530)
Cash and cash equivalents at beginning of the period	108,583	362,113
Cash and cash equivalents at end of the period	$279,132	$108,583

Supplemental disclosures of cash flow information:
Income taxes paid	$315,060	$415,165
Interest paid, net of capitalized interest	189,611	155,853

Note:  The cash flow statement for the year ended December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2023	2022
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$5,570,125	$4,371,653
Add:	Letters of credit	112,163	101,741
	Unamortized discount and debt issuance costs	30,775	28,347
	Six-times rent expense	2,548,890	2,358,192
Adjusted debt		$8,261,953	$6,859,933

GAAP net income		$2,346,581	$2,172,650
Add:	Interest expense	201,668	157,720
	Provision for income taxes	658,169	626,005
	Depreciation and amortization	409,061	357,933
	Share-based compensation expense	27,511	26,458
	Rent expense (i)	424,815	393,032
EBITDAR		$4,067,805	$3,733,798

Adjusted debt to EBITDAR		2.03	1.84

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the year ended December 31, 2023 and 2022 (in thousands):

		For the Year Ended
		December 31,
		2023	2022
Total lease cost, per ASC 842		$503,151	$467,758
Less:	Variable non-contract operating lease components, related to property taxes and insurance	78,336	74,726
Rent expense		$424,815	$393,032

	December 31,
	2023	2022
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$757	$730
Accounts payable to inventory (3)	130.8%	134.9%

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2023	2022	2023	2022
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$516,429	$795,230	$3,034,084	$3,148,250
Less:	Capital expenditures	252,306	174,522	1,006,264	563,342
	Excess tax benefit from share-based compensation payments	8,098	11,203	35,950	25,503
	Investment in tax credit equity investments	—	183,020	4,150	188,282
Free cash flow		$256,025	$426,485	$1,987,720	$2,371,123

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Store Count:
Beginning domestic store count	6,063	5,910	5,929	5,759
New stores opened	33	20	169	173
Stores closed	(1)	(1)	(3)	(3)
Ending domestic store count	6,095	5,929	6,095	5,929

Beginning Mexico store count	48	28	42	25
New stores opened	14	14	20	17
Ending Mexico store count	62	42	62	42

Total ending store count	6,157	5,971	6,157	5,971

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Store and Team Member Information: (4)
Total employment	87,363	85,130
Square footage (in thousands)	46,681	44,604
Sales per weighted-average square foot (5)	$81.06	$80.39	$340.23	$321.71
Sales per weighted-average store (in thousands) (6)	$619	$604	$2,578	$2,415

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. and Puerto Rico operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions, or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions, or closures.